Exhibit 99.1

Castellum, Inc. Announces Record Annual Results

BETHESDA, MD., March 1, 2023 - Castellum, Inc. (NYSE-American: CTM), a cybersecurity, electronic warfare, data analytics, software, and IT services company focused on the federal government, announces record unaudited results for the year ended December 31, 2022.

Unaudited Revenue for 2022 was a record $42.2 million, up approximately 68% from $25.1 million in 2021. Unaudited Cash as of year-end was $4.6 million. Audited financial results for 2022 will be reported on Form 10-K which will be filed with the Securities and Exchange Commission later this month, available at www.sec.gov.

Management uses a non-GAAP measure, recurring cash operating profit, as an important measure of the Company’s operating performance. From a GAAP unaudited operating loss of $10.0 million, recurring cash operating profit was $2.5 million for 2022; excludes non-cash charges such as stock option and warrant expense of $8.8 million and non-recurring charges principally related to the Company’s uplisting to the NYSE-American of $0.7 million. See below for a full reconciliation of unaudited GAAP operating loss with non-GAAP recurring cash operating profit.

“We are extremely happy to announce record annual results for Castellum,” said Mark Fuller, President and CEO of Castellum. “Revenue was a record for the year, cash on hand was strong as of year-end, and recurring cash operating profit remains solidly in the black above the $2 million level. With our recently announced non-binding letters of intent to acquire two additional companies (one of which we expect to close in early March), we are positioned to make 2023 another record year. We also continue to pursue new M&A opportunities and contract wins aggressively as we seek to scale our business through our buy-and-build strategy.”

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and other filings made by the Company and disclosed at www.sec.gov. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements. Specifically, the recently announced LOIs to acquire two additional companies may not close at all as they are subject to the execution of definitive agreements.

Non-GAAP Financial Measures and Key Performance Metrics

This press release contains Non-GAAP Recurring Cash Operating Profit, which is a Non-GAAP financial measure that is used by management to measure the Company’s operating performance. A reconciliation of this measure to the most directly comparable GAAP financial measure is contained herein. To the extent required, statements disclosing the definition, utility, and purpose of this measure are also set forth herein.

Definition:

Non-GAAP Recurring Cash Operating Profit represents the Company’s GAAP operating loss excluding non-cash charges such as stock based compensation, depreciation and amortization, and change in value of contingent earnout as well as non-recurring charges related to the Company’s uplisting or other non-recurring charges.

Utility and Purpose:

The Company discloses Non-GAAP Recurring Cash Operating Profit because this Non-GAAP measure is used by management to evaluate our business, measure its operating performance, and make strategic decisions. We believe Non-GAAP Recurring Cash Operating Profit is useful for investors and others in understanding and evaluating our operating results in the same manner as its management. However, Non-GAAP Recurring Cash Operating Profit is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for GAAP operating loss or any other operating performance measure calculated in accordance with GAAP. Using this Non-GAAP measure to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report a measure titled Non-GAAP Recurring Cash Operating Profit, this measure may be calculated differently from how we calculate this Non-GAAP financial measure, which reduces its overall usefulness as a comparative measure. Because of these inherent limitations, you should consider Non-GAAP Recurring Cash Operating Profit alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Castellum, Inc.

Reconciliation of unaudited Non-GAAP Recurring Cash Operating Profit to Operating Loss

For the Year Ended December 31, 2022

Revenues	$42,190,643
Gross profit	17,597,317
Operating loss	(9,963,936)

Non-cash charges:
Depreciation and amortization	1,979,491
Stock based compensation	8,786,642
Change in value of contingent earnout	555,000
Total non-cash charges	11,321,133

Non-recurring charges
Uplisting fees (a)	651,315
Other non-recurring charges (b)	463,783
Total non-recurring charges	1,115,098

Non-GAAP Recurring Cash Operating Profit	$2,472,294

(a)	Represents non-recurring expenses related to the Company’s public offering which includes accounting, legal, and consulting fees.
(b)	Represents non-recurring expenses related to one-time bonuses, application fees, and recruiting fees.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com